Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RH

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Fee Calculation Rule	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Common stock, $0.0001 par value per share:
—2012 Stock Incentive Plan	430,139 (2)	$357.38 (3)	Rule 457(h)	$153,723,075.82	$92.70 per $1,000,000	$14,250.13

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2012 Stock Incentive Plan (“2012 Stock Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents additional shares of common stock reserved for issuance under the 2012 Stock Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices for the Common Stock on the New York Stock Exchange on March 25, 2022.